Exhibit 99.1

J & J Snack Foods Corp. Announces Planned Acquisition of Frozen Handheld Business from ConAgra Foods

PENNSAUKEN, N.J.--(BUSINESS WIRE)--April 18, 2011--J & J Snack Foods Corp. (NASDAQ-JJSF) announced today that it has entered into an agreement to acquire the frozen handheld business of ConAgra Foods for an undisclosed price. The business sells dough enrobed products sold under the PATIO, HAND FULLS, HOLLY RIDGE BAKERY, VILLA TALIANO, TOP PICKS and private label brands with manufacturing facilities in Holly Ridge, North Carolina and Weston, Oregon.

The Company said that it does not expect the acquired business to contribute operating income to the Company over the short term. The business is presently generating sales at an annual rate of approximately $50 million. Closing of the transaction is expected to be in May 2011.

Gerald B. Shreiber, President and Chief Executive Officer of J & J Snack Foods Corp., commented, “We are excited about this opportunity. This is a fine line of products that will expand our portfolio of brands to existing and new venues.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Colton, Vernon and Norwalk, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
(856) 532-6603